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Van Eck Merk Gold Trust

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0001546652

Pursuant to 433/164

333-180868

OUNZ Van Eck Merk Gold Trust

The Gold ETF That Delivers

Gold exposure with the option for physical delivery.

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Van Eck

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Van Eck Securities Corporation

The issuer has filed a registration statement with the SEC for offering to which this communication relates. Before you invest, you should read the prospectus and other documents.